Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made effective as of the 1st day of July, 2016.

BETWEEN:

DELMAR PHARMACEUTICALS INC. and DELMAR PHARMACEUTICALS (BC) LTD.

Suite 720 – 999 West Broadway

Vancouver, B.C., V5Z 1K5

(together the “Company”)

AND:

SCOTT PRAILL

Suite 720 – 999 West Broadway

Vancouver, B.C., V5Z 1K5

(the “Employee”)

WITNESSES THAT WHEREAS:

A.          The Company is involved in the development and commercialization of new cancer therapies; and

B.           The Company wishes to employ the Employee and the Employee has agreed to accept employment on the terms and conditions hereinafter set forth.

THEREFORE in consideration of the following representations and covenants, the sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.            Employment

1.1          The Company hereby agrees to employ the Employee in the position of Chief Financial Officer of the Company and the Employee hereby agrees to such employment on the terms and conditions herein.

1.2          The Employee shall report to the Chief Executive Officer of the Company, and shall be responsible for the day-to-day financial operations of the Company and its affiliates, and shall perform the duties assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company (the ‘Board”) that are consistent with his position.

1.3          Throughout the term of this Agreement, the Employee shall:

(a)	diligently, honestly and faithfully serve the Company and shall use his best efforts to promote and advance the interests and goodwill of the Company;

(b)	conduct himself at all times in a manner which is not prejudicial to the Company’s interests;

(c)	devote his full time and attention to the business and affairs of the Company as is necessary to fulfil his obligations hereunder;

(d)	refrain from engaging in any activity which shall in any manner, directly or indirectly, compete with the trade or business of the Company;

(e)	comply and conduct himself in accordance with all employee policies and procedures established by the Company from time to time; and

(f)	undertake and/or delegate all senior administrative responsibilities pertaining to the day-to-day operations of the Company, in accordance with the policies established by the Board.

1.4          The Employee may sit on the board of directors of other companies or organizations with the written consent of the Board.

1.5          The Employee acknowledges and agrees that he is a fiduciary of the Company. Without in any way limiting the scope of the Employee’s fiduciary obligations to the Company, the Employee agrees that, at all times during the term of this Agreement, the Employee shall not engage in competition with the Company, its affiliates or subsidiaries, aid others in any unfair competition with the Company, its affiliates or subsidiaries, in any way breach the confidence that the Company has placed in the Employee, misappropriate any proprietary or confidential information of the Company, or misappropriate any corporate opportunities of the Company.

1.6          The Employee acknowledges and agrees that he will be required to work regularly at the Company’s offices in Vancouver, British Columbia and travel as is reasonably necessary to fulfill the requirements of his position.

2.            Term of Employment

2.1          The Employee’s employment hereunder shall be for an indefinite term, and shall continue until terminated in accordance with the terms of section 4 or 5 of this Agreement.

3.            Remuneration and Benefits

3.1          Remuneration

3.1.1       During this Agreement, the Company shall pay to the Employee a salary of $200,000 per annum (“Base Salary”). The Base Salary shall be paid in accordance with the regular payroll practices of the Company. The Company will consider salary adjustments on an annual basis but any future salary increases shall be at the sole discretion of the Board.

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3.1.2       The Company shall have the right to deduct and withhold from the Employee’s compensation any amounts required to be deducted and remitted under applicable provincial and federal laws of Canada.

3.2          Bonus

3.2.1       The Employee shall be entitled to participate in any incentive and/or bonus plan established by the Company for senior executives. For the 2016/2017 fiscal year, the Employee shall be eligible for a target bonus of up to 25% of the Base Salary based on milestones to be set by the Board in consultation with the Employee. Future bonus milestones shall be set by the Board in consultation with the Employee.

3.3          Long Term Incentive Plan

The Employee shall also be entitled to participate in any long term incentive programs made available to senior executives, including the Company’s stock option plan. For the 2016/2017 year the Company shall provide long term incentive compensation valued using Black Scholes at $100,000. The form of these incentives shall be at the discretion of the Board. Any further grants of options or other long term incentives shall be at the sole discretion of the Board.

3.4          Benefits

3.4.1       The Employee shall be eligible to participate in all Canadian employee benefit plans, as applicable, if and when made available to executive-level employees, subject to the terms and conditions of any applicable benefit plan.

3.4.2       The Company shall pay the Employee a monthly supplemental benefits allowance in the amount of $800 to purchase critical illness and disability insurance.

3.5          Reimbursement of Business Expenses

The Company shall reimburse the Employee for all reasonable expenses actually and properly incurred by the Employee in the performance of his duties for the Company. The Employee shall furnish to the Company such statements, vouchers and other particulars of expenses as the Company may reasonably require.

3.6          Vacation

The Employee shall be credited with a vacation bank of thirty (30) paid vacation days upon execution of this Agreement. From the date of execution of this Agreement, the Employee shall accrue thirty (30) days’ paid vacation in each calendar year during the term of this Agreement; however, the Employee’s vacation bank shall be capped at thirty (30) paid vacation days. The timing of vacations shall be in accordance with the Company’s policies and practices for senior management personnel and with the Company’s needs and shall be approved by either the Chair (if the Employee is not the Chair) or the lead independent director. Any accrued but unused vacation will only be paid out to the Employee on termination of employment.

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4.            Termination

4.1          The Company may terminate the Employee’s employment under this Agreement at any time for cause. If this Agreement and the Employee’s employment are terminated for cause, no notice, salary, compensation, benefits, allowances or pay in lieu of notice shall be paid or payable to the Employee after or as a result of such termination other than the Base Salary to the effective date of such termination.

4.2          The Company may terminate the Employee’s employment under this Agreement without cause at any time by providing the Employee with the following:

(a)	as a lump sum payment at the time of termination:

(i)	if not theretofore paid, the amount of the Employee's accrued and unpaid Base Salary and vacation pay for the period up to and including the effective date of termination;

(ii)	all employee benefits received by the Employee from the Company shall continue for period of one (1) year from the effective date of termination, subject to the terms of the applicable benefit plans, and in the event that any such benefits cannot be continued by the Company, the Company shall reimburse the Employee for one (1) year of comparable replacement coverage obtained by the Employee; and

(iii)	an amount equal to twelve (12) months of Base Salary at that time plus one additional month of Base Salary for each completed year of service commencing from the date of this Agreement to a maximum of eighteen (18) months’ Base Salary.

(b)	all unvested options and any other LTIP compensation shall vest upon the effective date of that termination and any unexercised portion of such options or LTIP will be exercisable by the Employee for up to one year from the date of termination.

4.3          The Employee may terminate his obligations under this Agreement without cause by giving three (3) months’ written notice to the Board (the “Resignation Period”). On the giving of such notice by the Employee, or at any time thereafter, the Company shall have the right to immediately terminate the Employee’s employment, by providing to the Employee a lump sum payment equal to the Base Salary payable during the balance of the Resignation Period. Any employee benefits received by the Employee from the Company shall continue to the end of the Resignation Period, subject to the terms of the applicable benefit plan. In the event that there are any benefits that the Company cannot continue for the duration of the Resignation Period, the Company will reimburse the Employee comparable replacement coverage obtained by the Employee during the Resignation Period.

4.4          The Employee acknowledges and agrees that unless otherwise expressly agreed in writing between the Employee and the Company, the Employee shall not be entitled, by reason of his employment with the Company or by reason of any termination of such employment, however so arising, to any remuneration, compensation or other benefits other than as expressly provided for in this Agreement.

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5.            Change of Control

5.1          For the purposes of this Agreement "Change in Control" means:

(a)	there is direct or indirect acquisition by a person or group of persons acting jointly or in concert of voting securities of the Company (as defined in the Securities Act, R.S.B.C. 1996, c. 418 as the same may be amended from time to time and any successor legislation thereto) that when taken together with any other voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 50% or more of the outstanding voting securities of the Company; or

(b)	a majority of the then-incumbent Board of Directors’ nominees for election to the Board of Directors of the Company are not elected at any annual or special meeting of shareholders of the Company; or

(c)	there is a sale, transfer or other disposition of all or substantially all of the assets of the Company;

(d)	there is a liquidation, dissolution or winding-up of the Company; or

(e)	there is a merger, amalgamation, consolidation or reorganization into or with another body corporate or other legal person and, as a result of such business combination, more than 50% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the voting shares of the Company immediately prior to such transaction.

5.2           If the Employee’s employment is terminated by the Company without cause or for Good Reason during the twelve (12) month period following Change of Control, the Employee shall be entitled to be paid and to receive from the Company the amounts and benefits provided in Section 5.4 below.

5.3           For the Purposes of this Agreement, “Good Reason” means any one or more of the following events, occurring following a Change of Control and without the Employee’s written consent:

(a)	the Employee is placed in a position of lesser stature than his current position, is assigned duties that, would result in a material change in the nature or scope of powers, authority, functions or duties inherent in such a position immediately prior to the Change of Control;

(b)	a decrease in the Employee’s Base Salary or a decrease in the Employee’s incentive bonus, benefits, vacation or other compensation;

(c)	a requirement that the Employee relocate to a location greater than forty (40) kilometers from the Employee’s primary work location immediately prior to a Change of Control; or

(d)	any action or event that would constitute constructive dismissal of the Employee at common law.

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5.4          Compensation Upon Termination

In the event the Employee’s employment is terminated pursuant to Section 5.2, the Company shall pay the following amounts and provide the following benefits, all less applicable statutory deductions, to the Employee within ten (10) days of the effective date of termination:

(a)	if not already paid, the Employee’s Base Salary and accrued vacation, if any, to the effective date of termination;

(b)	an amount equivalent to two (2) times the Base Salary;

(c)	all employee benefits received be the Employee from the Company shall continue for period of one (1) year from the effective date of termination, subject to the terms of the applicable benefit plans, and in the event that any such benefits cannot be continued by the Company, the Company shall reimburse the Employee for one (1) year of comparable replacement coverage obtained by the Employee; and

(d)	all unvested options and any other LTIP compensation shall vest upon the effective date of termination and any unexercised portion of such options or LTIP will be exercisable by the Employee for up to one (1) year from the effective date of termination.

6.           Confidentiality and Non-Competition

6.1          Except as required by law or in the normal and proper course of the Employee’s duties hereunder, the Employee will not use for the Employee’s own account or disclose to anyone else, during or after the term of this Agreement, any confidential or proprietary information or material relating to the operations or business of the Company and its affiliates which the Employee obtains from the Company, any affiliates or their officers, employees, agents, suppliers or customers or otherwise by virtue of the Employee’s employment by the Company or its affiliates. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its affiliates except to the extent otherwise in the public domain: corporate information, including plans, strategies, tactics, policies, resolutions, and any litigation or negotiations; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, technical drawings and designs; research results and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (collectively, the “Confidential Information”).

6.2          The Employee agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company and its affiliates, including without limitation, Confidential Information, in the Employee’s possession now or at any time during the term of this agreement, are and shall be the property of the Company and its affiliates, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

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6.3          The Employee shall not, for a period of twelve (12) months following the termination of the Employee’s employment for any reason, without the prior written consent of the Board, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, lender, contractor, employer, employee, investor or shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, acquire control of, be engaged in, invest in or lend money to, guarantee the obligations of, or permit the Employee’s name or any part thereof to be used or employed by any person that operates, is engaged in or has an interest in a business in Canada or the Unites States that is substantially similar or competes with the business of the Company. For the purposes of this Agreement, the business of the Company is the development and commercialization of chemotherapy drugs used to treat glioblastoma multiforme (“GBM”). Nothing in this section 6.3 shall prevent the Employee from acquiring or holding not more than 5% of the shares of a company whose shares are listed on a public stock exchange.

6.4          The Employee shall not, for a period of twelve (12) months following the termination of the Employee’s employment for any reason, without the prior written consent of the Board, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, or attempt to solicit, influence, entice or induce:

(a)	any person who is employed by the Company or any affiliated company to leave such employment; or

(b)	any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of the Employee's employment with the Company or any predecessor of the Company, been a customer of the Company, any affiliated company, or of any of their respective predecessors, provided that this subsection shall not prohibit the Employee from soliciting business from any such customer if the business is in no way similar to the business carried on by the Company, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with the Company or any affiliated company.

6.5          The Employee acknowledges that, in connection with the Employee’s employment by the Company, the Employee will receive or will become eligible to receive substantial benefits and compensation. The Employee acknowledges that the Employee’s employment by the Company and all compensation and benefits and potential compensation and benefits to the Employee from such employment will be conferred by the Company upon the Employee only because and on condition of the Employee’s willingness to commit the Employee’s best efforts and loyalty to the Company, including protecting the Company’s right to have its Confidential Information protected from non-disclosure by the Employee and abiding by the confidentiality, and other provisions herein. The Employee understands the Employee’s duties and obligations as set forth in this section and agrees that such duties and obligations would not unduly restrict or curtail the Employee’s legitimate efforts to earn a livelihood following any termination of the Employee’s employment with the Company. The Employee agrees that the restrictions contained in this section 6 are reasonable and valid. The Employee further acknowledges and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure of the Employee to comply with the provisions of this section 5.

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7.            Representations and Warranties

7.1          The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is a party or by which the Employee or the Employee’s property is bound.

8.            General

8.1          Employment Standards

In the event that the minimum standards in the Employment Standards Act, R.S.B.C. 1996, c. 113, as it exists from time to time, are more favourable to the Employee in any respect, including but not limited to the provisions herein in respect to notice of termination or vacation entitlement than provided for herein, the provisions of the Employment Standards Act shall apply.

8.2          Waiver

No consent or waiver, express or implied, by any party to this Agreement or any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants or conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

The provisions of section 6 shall survive the termination of this Agreement.

8.3           Notices

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid if to the Company to the address of the Company set out on the first page of this Agreement and if to the Employee to the home address of the Employee on the Company’s records. Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted the sender shall deliver such notice in order to ensure prompt receipt thereof. A party may change its address for service by notice in writing to the other party.

8.4          Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the non-exclusive jurisdiction of the courts of British Columbia.

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8.5          Severability

If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

8.6          Entire Agreement

This Agreement constitutes the entire Agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than as set forth in this Agreement and there are no Agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement supersedes any prior agreements, written or oral in respect of the Employee’s employment with or engagement by the Company, including the Consulting Services Agreement between the parties dated January 2015. This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

8.7          Counterpart

This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

8.8          Currency

Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in United States dollars.

8.9          Independent Legal Advice

The Employee acknowledges that this Agreement has been prepared by the Company’s solicitors and acknowledges that the Employee has had sufficient time to review this Agreement thoroughly, that he has read and understood the terms of this Agreement and that the Employee has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the 9th day of February 2017.

DELMAR PHARMACEUTICALS INC.

Per:	/s/ Lynda Cranston
Authorized Signatory

DELMAR PHARMACEUTICALS (BC) LTD.

Per:	/s/ Jeffrey Bacha
Authorized Signatory

SIGNED, SEALED AND DELIVERED in the presence of:	) )
)
)
Witness	)
)
	)	/s/ Scott Praill
Name	)	SCOTT PRAILL
)
)
Address	)

)
)
)
Occupation

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